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                                STOEL RIVES LLP
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                                   ATTORNEYS

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                                                                     EXHIBIT 5.1

                               November 22, 2000

Board of Directors
RadiSys Corporation
5445 NE Dawson Creek Drive
Hillsboro, Oregon  97124

         We have acted as counsel for RadiSys Corporation (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering
(i) $4,600,000 of general unsecured obligations (the "Obligations") of the Company to pay deferred compensation in the future in accordance with the terms and conditions of the Company's Deferred Compensation Plan, as effective January 1, 2001 (the "Plan"), and (ii) 50,000 shares of Common Stock of the Company which may be purchased in the open market and delivered from time to time under the Plan. We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

         Based on the foregoing, it is our opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon;

         2. The Obligations have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Plan, will be legally issued and the binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principles of equity; and

         3. The Plan is intended to qualify as an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for members of the Company's Board of Directors and a select group of management or highly compensated employees of the Company. Assuming such qualification, the Plan is exempt from the participation and vesting, funding, reporting and most fiduciary responsibility requirements of the Employee Retirement Income Security Act of 1974.

         This opinion is not rendered with respect to any laws other than the laws of the state of Oregon and the federal laws of the United States of America.


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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement.

                                Very truly yours,

                                 /s/ STOEL RIVES LLP

                                 STOEL RIVES LLP